Exhibit 21
Subsidiaries of the Registrant

Subsidiary	Trade name(s)	Jurisdiction of Incorporation

Ark AC Burger Bar LLC	Broadway Burger Bar and Grill	Delaware
Ark Atlantic City Corp.	Gallagher’s Burger Bar	Delaware
Ark Atlantic City Restaurant Corp.	Gallagher’s Steakhouse	Delaware
Ark Blue Moon, LLC	Blue Moon Fish Co.	Delaware
Ark Bryant Park LLC	Bryant Park Grill & Café	Delaware
Ark Bryant Park Southwest LLC	Southwest Porch	Delaware
Ark Causeway Real Estate LLC	N/A	Delaware
Ark Connecticut Corp.	N/A	Delaware
Ark Connecticut Investment LLC	N/A	Delaware
Ark Connecticut Pizza LLC	Lucky 7	Delaware
Ark Deerfield Beach LLC	JB's on the Beach	Delaware
Ark Fifth Avenue Corp.	N/A	New York
Ark Gulf Shores Real Estate LLC	N/A	Delaware
Ark Hollywood/Tampa Corp.	N/A	Delaware
Ark Hollywood/Tampa Investments LLC	N/A	Delaware
Ark Hollywood LLC	N/A	Delaware
Ark Island Beach Real Estate LLC	N/A	Delaware
Ark Island Beach Resort LLC	N/A	Delaware
Ark Las Vegas Restaurant Corp.	N/A	Nevada
Ark Mad Events LLC	N/A	Delaware
Ark Meadowlands LLC	N/A	Delaware
Ark Museum LLC	Robert	Delaware
Ark Operating Corp.	El Rio Grande	New York
Ark Oyster House Causeway II, LLC	The Original Oyster House	Delaware
Ark Oyster House Gulf Shores I, LLC	The Original Oyster House	Delaware
Ark Private Events LLC	N/A	Delaware
Ark Potomac Corporation	Sequoia	District of Columbia
Ark Rio Corp.	El Rio Grande	New York
Ark Rustic Inn LLC	N/A	Delaware
Ark Rustic Inn Real Estate LLC	N/A	Delaware
Ark Shuckers LLC	Shuckers	Delaware
Ark Shuckers Real Estate LLC	N/A	Delaware
Ark Southwest D.C. Corp.	Thunder Grill	District of Columbia
Ark Tampa LLC	N/A	Delaware
ArkMod LLC	N/A	New York
Chefmod LLC	N/A	New York
Las Vegas America Corp.	America	Nevada
Las Vegas Festival Food Corp.	(1) Gonzalez y Gonzalez and (2) Village Eateries (New York-New York Hotel Food Court) (3) Broadway Burger Bar	Nevada
Las Vegas Planet Mexico Corp.	Yolos	Nevada
Las Vegas Steakhouse Corp.	Gallagher Steakhouse	Nevada
Rio Restaurant Associates, L.P.	N/A	New York